Exhibit 99.1

IAC REPORTS Q1 2016

NEW YORK— May 4, 2016—IAC (NASDAQ: IAC) released first quarter 2016 results today.

SUMMARY RESULTS

($ in millions except per share amounts)

	Q1 2016	Q1 2015	Growth
Revenue	$819.2	$772.5	6%

Adjusted EBITDA	85.9	75.2	14%
Adjusted Net Income	36.1	38.4	-6%
Adjusted EPS	0.42	0.43	-2%

Operating Income	21.4	35.1	-39%
Net Income	8.3	26.4	-69%
GAAP Diluted EPS	0.09	0.30	-69%

See reconciliations of GAAP to non-GAAP measures beginning on page 12.

Q1 2016 HIGHLIGHTS

•                  IAC repurchased 4.6 million shares of common stock year-to-date through May 3, 2016, representing approximately 6% of the outstanding capital stock of the Company, at an average price of $45.18 per share, or $208.9 million in aggregate.

•                  On May 3, 2016, IAC’s Board of Directors gave the Company the authorization to repurchase an additional 10 million shares of common stock.

•                  Match Group revenue increased 21% to $285.3 million driven by a 24% increase in Dating revenue due to 36% growth in Average PMC, to nearly 5.1 million globally.  Match Group Adjusted EBITDA increased 94% versus the prior year.

•                  Total HomeAdvisor revenue increased 47% to $111.5 million, driven primarily by a 59% increase in HomeAdvisor domestic revenue, the 10th consecutive quarter of accelerating growth, resulting from 51% growth in service requests and 45% growth in paying service professionals to approximately 116,000.  Total HomeAdvisor Adjusted EBITDA increased to $5.0 million from a loss in the prior year.

•                  Video revenue increased 19% versus the prior year driven by Electus, Vimeo and Daily Burn.  Vimeo grew paid subscribers 16% to 697,000.  Vimeo’s TVOD service ended Q1 2016 with over 36,000 titles, growing 95% year-over-year.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q1 2016	Q1 2015	Growth
	$ in millions
Revenue
Match Group	$285.3	$235.1	21%
HomeAdvisor	111.5	75.8	47%
Publishing	166.0	179.0	-7%
Applications	159.8	197.5	-19%
Video	55.1	46.5	19%
Other	41.6	38.9	7%
Intercompany Elimination	(0.1)	(0.2)	46%
	$819.2	$772.5	6%

Adjusted EBITDA
Match Group	$64.6	$33.3	94%
HomeAdvisor	5.0	(0.8)	NM
Publishing	11.4	26.7	-57%
Applications	31.1	45.5	-32%
Video	(16.9)	(19.7)	14%
Other	1.1	0.7	47%
Corporate	(10.3)	(10.5)	2%
	$85.9	$75.2	14%

Operating Income (Loss)
Match Group	$29.2	$27.0	8%
HomeAdvisor	1.9	(4.0)	NM
Publishing	6.8	19.4	-65%
Applications	27.7	38.9	-29%
Video	(17.5)	(20.5)	15%
Other	(0.1)	(0.5)	81%
Corporate	(26.6)	(25.2)	-5%
	$21.4	$35.1	-39%

Match Group

Dating revenue increased 24% due primarily to 23% higher Direct revenue, driven by higher Average PMC at both North America and International, up 26% and 58%, respectively, due mainly to strong contributions from Tinder and PlentyOfFish, acquired on October 28, 2015.

Adjusted EBITDA increased 94% to $64.6 million due primarily to the higher revenue, reduced sales and marketing expenditures as a percentage of revenue and $1.2 million lower costs in Q1 2016 related to the consolidation and streamlining of our technology systems and European operations at our Dating businesses.  Operating income grew 8%, slower than Adjusted EBITDA due to a decrease of $14.2 million in gains from acquisition-related contingent consideration fair value adjustments, an increase of $11.2 million in stock-based compensation expense and an increase of $4.4 million in amortization of intangibles driven by the acquisitions of Eureka and PlentyOfFish.  The increase in stock-based compensation expense is related to new awards issued since Q1 2015 and the modification of certain subsidiary equity awards.

Please refer to the Match Group Q1 2016 earnings release for further detail.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HomeAdvisor

Revenue increased 47% to $111.5 million due primarily to 59% growth at the HomeAdvisor domestic business and 13% growth at the HomeAdvisor International business.  HomeAdvisor domestic revenue growth accelerated for the 10th consecutive quarter with year-over-year growth driven by 51% higher service requests and a 45% increase in paying service professionals to approximately 116,000.  Adjusted EBITDA increased $5.8 million versus Q1 2015 to $5.0 million due to the higher revenue, notwithstanding increased investment in marketing and sales force related expenses.

Publishing

Revenue decreased 7% to $166.0 million due to 16% lower Ask & Other revenue, partially offset by 3% higher Premium Brands revenue.  Ask & Other revenue decreased due primarily to a decline in revenue at Ask.com and certain legacy businesses.  Premium Brands revenue increased primarily due to strong growth at Investopedia and The Daily Beast.  Adjusted EBITDA declined 57% to $11.4 million due to lower revenue from Ask & Other, increased marketing and payroll related expenses at Premium Brands and $1.4 million in restructuring costs across Publishing.

Applications

Revenue decreased 19% to $159.8 million due to a 35% decline in Partnerships and an 11% decline in Consumer.  The Consumer decline was driven by lower search revenue from desktop applications, partially offset by strong growth at Apalon, our mobile applications business, and SlimWare.  Adjusted EBITDA decreased 32% to $31.1 million due primarily to the lower revenue and $0.7 million in restructuring costs across Applications.

Video

Revenue increased 19% to $55.1 million due primarily to strong growth at Electus, Vimeo, and Daily Burn, partially offset by $4.5 million lower revenue from IAC Films as the prior year benefited from the release of While We’re Young.  The 14% reduction in the Adjusted EBITDA loss to $16.9 million reflects increased profits from Electus and a profit at IAC Films.

Other

Revenue and Adjusted EBITDA increased 7% and 47%, respectively, due to growth at ShoeBuy, partially offset by PriceRunner, which was sold on March 18, 2016.

PriceRunner’s full year 2015 revenue, Adjusted EBITDA and Operating income were $32.3 million, $13.0 million and $9.7 million, respectively.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Corporate

Adjusted EBITDA loss decreased slightly due to lower professional fees.  Operating loss reflects an increase of $1.2 million in stock-based compensation expense due primarily to the issuance of equity awards subsequent to Q1 2015.

OTHER ITEMS

Interest expense increased due to the $800 million of borrowings under the Match Group term loan facility as well as the higher interest rate associated with the exchange of $445 million of Match Group 6.75% Senior Notes for a substantially like amount of IAC 4.75% Senior Notes.  The note exchange and term loan borrowings closed on November 16, 2015.

Net Income and Adjusted Net Income in Q1 2016 reflect a $13.3 million after-tax gain related to the sale of PriceRunner, which positively impacted GAAP Diluted EPS and Adjusted EPS by $0.16.

The effective tax rates for continuing operations in Q1 2016 and Q1 2015 were 16% and 22%, respectively, and the effective tax rates for Adjusted Net Income in Q1 2016 and Q1 2015 were 27% and 34%, respectively.  The Q1 2016 effective rates were lower than the prior year primarily due to the non-taxable gain on the sale of PriceRunner in the current year.

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LIQUIDITY AND CAPITAL RESOURCES

During Q1 2016, IAC repurchased 3.2 million common shares at an average price of $44.54 and, subsequently through May 3, 2016, purchased an additional 1.4 million common shares at an average price of $46.65.  As of March 31, 2016, IAC had 80.4 million common and class B common shares outstanding.  As of May 3, 2016, after giving effect to the approval by the Company’s Board of Directors of the authorization to repurchase an additional 10 million shares of common stock, the Company had 11.0 million shares remaining in its stock repurchase authorization.  IAC may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

As of March 31, 2016, the Company had $1.4 billion in cash and cash equivalents, time deposits and marketable securities, of which IAC had $1.3 billion and Match Group had $147.5 million.  Additionally, the Company had $1.7 billion in long-term debt, of which IAC had $521.8 million and Match Group had $1.2 billion ($40 million matures in the next twelve months).  IAC has a $300 million revolving credit facility.  Match Group has a $500 million revolving credit facility.  Both credit facilities were undrawn as of March 31, 2016 and currently remain undrawn.  During Q1 2016, the Company purchased $32.9 million in aggregate of its 4.75% Senior Notes and 4.875% Senior Notes and, in addition, subsequently redeemed $25.0 million of the 4.875% Senior Notes on April 30, 2016;  the Company deposited the principal, premium and accrued interest with the trustee on March 31, 2016 concurrent with the redemption notice.

As of March 31, 2016, IAC’s ownership interest and voting interest in Match Group were 84.6% and 98.2%, respectively.

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OPERATING METRICS

	Q1 2016	Q1 2015	Growth

Match Group
Direct Revenue (in millions)(a)
North America (b)	$164.4	$138.5	19%
International (c)	84.6	63.4	34%
Total Direct Revenue(a)	$249.0	$201.9	23%
Indirect Revenue	11.4	8.3	38%
Total Dating Revenue	$260.4	$210.1	24%
Non-dating Revenue	24.9	24.9	0%
Total Revenue	$285.3	$235.1	21%

Dating Average PMC (d) (in thousands)
North America (b)	3,221	2,553	26%
International (c)	1,862	1,179	58%
Total Dating Average PMC	5,083	3,732	36%

Dating ARPPU (e)
North America (b)	$0.56	$0.60	-7%
International (c)	$0.50	$0.60	-16%
Total Dating ARPPU	$0.54	$0.60	-10%

HomeAdvisor
Domestic Revenue (in millions)	$94.3	$59.3	59%
Domestic Service Requests (000s) (f)	2,732	1,811	51%
Domestic Paying Service Professionals (000s) (g)	116	80	45%

Publishing (in millions)
Revenue
Premium Brands (h)	$82.6	$80.1	3%
Ask & Other (i)	83.4	98.9	-16%
Total Revenue	$166.0	$179.0	-7%

Applications (in millions)
Revenue
Consumer (j)	$117.7	$132.2	-11%
Partnerships (k)	42.1	65.2	-35%
Total Revenue	$159.8	$197.5	-19%

Video (in thousands)
Vimeo Ending Subscribers	697	599	16%

See notes on following page

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OPERATING METRICS NOTES

(a)  Direct Revenue is revenue that is directly received from an end user of our products.

(b)   North America consists of our Dating businesses for customers located in the United States and Canada.

(c)    International consists of our Dating businesses for customers located outside of the United States and Canada.

(d)  Average PMC is calculated by summing the number of paid subscribers, or paid member count (PMC), at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period.

(e) ARPPU, or Average Revenue per Paying User, is Direct Revenue in the relevant measurement period divided by the Average PMC in such period divided by the number of calendar days in such period.

(f)      Fully completed and submitted customer service requests on HomeAdvisor.

(g)   The number of service professionals that had an active membership or paid for leads in the last month of the period.

(h)   Premium Brands revenue is composed of About.com, Dictionary.com, Investopedia and The Daily Beast.

(i)      Ask & Other revenue is principally composed of Ask.com, CityGrid and ASKfm.

(j)      Consumer revenue is composed of the direct-to-consumer downloadable desktop applications, including SlimWare, and Apalon, which houses our mobile operations.

(k)    Partnerships revenue is composed of our business-to-business partnership operations.

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DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).  The dilution calculation reflected in the table below differs from the treasury stock method used for GAAP because it: (i) excludes from the assumed proceeds the impact of future non-cash compensation of all unvested stock-based awards; (ii) includes in assumed proceeds the entire tax benefit received upon the exercise of options or the vesting of restricted and performance-based stock awards rather than only the excess tax benefit; and (iii) includes the shares related to performance and market-based awards that are considered probable of vesting, if dilutive.  We believe this method of presentation better reflects the determination of fully diluted shares of the Company.

		Avg.
		Exercise	As of
	Shares	Price	5/3/16	Dilution at:

Share Price			$47.22	$50.00	$55.00	$60.00	$65.00

Absolute Shares as of 5/3/16	79.2		79.2	79.2	79.2	79.2	79.2

RSUs and Other *	2.5		1.6	1.5	1.4	1.3	1.2
Options	8.4	$50.68	0.7	0.8	1.0	1.2	1.4

Total Dilution			2.2	2.3	2.4	2.4	2.5
% Dilution			2.8%	2.8%	2.9%	3.0%	3.1%
Total Diluted Shares Outstanding			81.4	81.5	81.6	81.6	81.7

* Assumes Match Group subsidiary denominated stock-based awards are settled with shares of Match Group common stock; therefore, no dilution from these awards is included in the table above.

CONFERENCE CALL

IAC will audiocast a conference call to answer questions regarding the Company’s first quarter 2016 results on Thursday, May 5, 2016, at 8:30 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast will be open to the www.iac.com/Investors.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share amounts)

	Three Months Ended March 31,
	2016	2015

Revenue	$819,179	$772,512
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	193,734	186,737
Selling and marketing expense	382,341	362,482
General and administrative expense	136,242	114,794
Product development expense	55,830	45,257
Depreciation	15,795	15,568
Amortization of intangibles	13,820	12,555
Total operating costs and expenses	797,762	737,393

Operating income	21,417	35,119

Interest expense	(27,860)	(14,064)
Other income, net	15,897	6,988
Earnings from continuing operations before income taxes	9,454	28,043
Income tax provision	(1,520)	(6,180)
Earnings from continuing operations	7,934	21,863
Earnings from discontinued operations, net of tax	—	125
Net earnings	7,934	21,988
Net loss attributable to noncontrolling interests	348	4,417
Net earnings attributable to IAC shareholders	$8,282	$26,405

Per share information attributable to IAC shareholders:
Basic earnings per share from continuing operations	$0.10	$0.31
Diluted earnings per share from continuing operations	$0.09	$0.30

Basic earnings per share	$0.10	$0.32
Diluted earnings per share	$0.09	$0.30

Dividends declared per common share	$—	$0.34

Stock-based compensation expense by function:
Cost of revenue	$613	$245
Selling and marketing expense	1,871	1,723
General and administrative expense	21,193	14,598
Product development expense	7,508	2,345
Total stock-based compensation expense	$31,185	$18,911

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	March 31,	December 31,
	2016	2015
ASSETS

Cash and cash equivalents	$1,238,664	$1,481,447
Time deposits	87,500	—
Marketable securities	106,316	39,200
Accounts receivable, net	234,546	250,077
Other current assets	217,303	174,286
Total current assets	1,884,329	1,945,010

Property and equipment, net	304,963	302,817
Goodwill	2,198,558	2,245,364
Intangible assets, net	426,824	440,828
Long-term investments	129,695	137,386
Other non-current assets	107,974	117,286
TOTAL ASSETS	$5,052,343	$5,188,691

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current portion of long-term debt	$65,000	$40,000
Accounts payable, trade	96,503	86,883
Deferred revenue	273,123	258,412
Accrued expenses and other current liabilities	342,316	383,251
Total current liabilities	776,942	768,546

Long-term debt, net of current portion	1,660,872	1,726,954
Income taxes payable	33,875	33,692
Deferred income taxes	350,526	348,773
Other long-term liabilities	75,485	64,510

Redeemable noncontrolling interests	28,132	30,391

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	255	254
Class B convertible common stock	16	16
Additional paid-in capital	11,841,335	11,486,315
Retained earnings	339,676	331,394
Accumulated other comprehensive loss	(110,964)	(152,103)
Treasury stock	(10,004,880)	(9,861,350)
Total IAC shareholders’ equity	2,065,438	1,804,526
Noncontrolling interests	61,073	411,299
Total shareholders’ equity	2,126,511	2,215,825
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,052,343	$5,188,691

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IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Three Months Ended March 31,
	2016	2015

Cash flows from operating activities attributable to continuing operations:
Earnings from continuing operations	$7,934	$21,863
Adjustments to reconcile earnings from continuing operations to net cash provided by (used in) operating activities attributable to continuing operations:
Stock-based compensation expense	31,185	18,911
Depreciation	15,795	15,568
Amortization of intangibles	13,820	12,555
Excess tax benefits from stock-based awards	(15,264)	(16,846)
Deferred income taxes	2,430	867
Equity in losses of unconsolidated affiliates	404	283
Acquisition-related contingent consideration fair value adjustments	3,669	(6,996)
Gains on sale of a business and long-term investments	(14,700)	(186)
Other adjustments, net	6,393	(594)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	7,792	(3,847)
Other assets	(6,626)	6,775
Accounts payable and other current liabilities	(10,796)	(33,805)
Income taxes payable	(37,477)	(41,359)
Deferred revenue	19,538	23,001
Net cash provided by (used in) operating activities attributable to continuing operations	24,097	(3,810)
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(2,252)	(5,709)
Capital expenditures	(16,090)	(12,876)
Purchase of time deposits	(87,500)	—
Proceeds from maturities and sales of marketable debt securities	—	6,050
Purchases of marketable debt securities	(66,891)	(47,930)
Purchases of long-term investments	(813)	(8,345)
Net proceeds from the sale of a business and long-term investments	93,097	115
Other, net	4,380	2,728
Net cash used in investing activities attributable to continuing operations	(76,069)	(65,967)
Cash flows from financing activities attributable to continuing operations:
Purchase of treasury stock	(135,938)	(200,000)
Principal payment on long-term debt	(10,000)	—
Repurchase of Senior Notes	(32,912)	—
Dividends	—	(28,675)
Issuance of IAC common stock pursuant to stock-based awards, net of withholding taxes	(14,919)	(10,339)
Issuance of Match Group common stock pursuant to stock-based awards, net of withholding taxes	(4,453)	—
Excess tax benefits from stock-based awards	15,264	16,846
Purchase of noncontrolling interests	(1,400)	(15,338)
Acquisition-related contingent consideration payments	(312)	(180)
Other, net	(5,856)	110
Net cash used in financing activities attributable to continuing operations	(190,526)	(237,576)
Total cash used in continuing operations	(242,498)	(307,353)
Effect of exchange rate changes on cash and cash equivalents	(285)	(11,455)
Net decrease in cash and cash equivalents	(242,783)	(318,808)
Cash and cash equivalents at beginning of period	1,481,447	990,405
Cash and cash equivalents at end of period	$1,238,664	$671,597

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

($ in millions; rounding differences may occur)

	Three Months Ended March 31,
	2016	2015
Net cash provided by (used in) operating activities attributable to continuing operations	$24.1	$(3.8)
Capital expenditures	(16.1)	(12.9)
Tax payments related to sales of a business and an investment	—	0.1
Free Cash Flow	$8.0	$(16.6)

For the three months ended March 31, 2016, consolidated Free Cash Flow increased $24.6 million due primarily to higher Adjusted EBITDA and lower income tax payments, partially offset by higher interest payments and higher capital expenditures.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(in thousands except per share amounts)

	Three Months Ended March 31,
	2016	2015
Net earnings attributable to IAC shareholders	$8,282	$26,405
Stock-based compensation expense	31,185	18,911
Amortization of intangibles	13,820	12,555
Acquisition-related contingent consideration fair value adjustments	3,669	(6,996)
Discontinued operations, net of tax	—	(125)
Impact of income taxes and noncontrolling interests	(20,839)	(12,382)
Adjusted Net Income	$36,117	$38,368

GAAP Basic weighted average shares outstanding	82,027	83,453
Options, RSUs and subsidiary denominated equity, treasury method	2,798	5,305
GAAP Diluted weighted average shares outstanding	84,825	88,758
Impact of RSUs and other	570	326
Adjusted EPS weighted average shares outstanding	85,395	89,084

GAAP Diluted earnings per share	$0.09	$0.30

Adjusted EPS	$0.42	$0.43

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based RSUs outstanding that the Company believes are probable of vesting.  For GAAP diluted EPS purposes, RSUs, including performance-based RSUs for which the performance criteria have been met, are included on a treasury method basis.  If Match Group subsidiary denominated equity is included in GAAP diluted weighted average shares outstanding, they are backed out of Adjusted EPS as they are assumed to be settled with shares of Match Group common stock.

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IAC RECONCILIATION OF SEGMENT NON-GAAP MEASURE TO GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended March 31, 2016
	Adjusted EBITDA	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Operating income (loss)
Match Group	$64.6	$(17.5)	$(6.5)	$(8.3)	$(3.2)	$29.2
HomeAdvisor	5.0	(0.4)	(1.9)	(0.8)	—	1.9
Publishing	11.4	—	(2.2)	(2.4)	—	6.8
Applications	31.1	—	(1.1)	(1.5)	(0.7)	27.7
Video	(16.9)	—	(0.4)	(0.4)	0.2	(17.5)
Other	1.1	—	(0.7)	(0.4)	—	(0.1)
Corporate	(10.3)	(13.3)	(3.0)	—	—	(26.6)
Total	$85.9	$(31.2)	$(15.8)	$(13.8)	$(3.7)	$21.4

	For the three months ended March 31, 2015
	Adjusted EBITDA	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Operating income (loss)
Match Group	$33.3	$(6.3)	$(7.0)	$(3.9)	$11.0	$27.0
HomeAdvisor	(0.8)	(0.4)	(1.6)	(1.2)	—	(4.0)
Publishing	26.7	—	(2.5)	(4.8)	—	19.4
Applications	45.5	—	(1.0)	(1.6)	(4.0)	38.9
Video	(19.7)	(0.1)	(0.2)	(0.4)	—	(20.5)
Other	0.7	—	(0.5)	(0.7)	—	(0.5)
Corporate	(10.5)	(12.0)	(2.7)	—	—	(25.2)
Total	$75.2	$(18.9)	$(15.6)	$(12.6)	$7.0	$35.1

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IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP.  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and goodwill and intangible asset impairments and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe Adjusted EBITDA is a useful measure for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to IAC shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense, (2) acquisition-related items consisting of (i) amortization of intangibles and goodwill and intangible asset impairments and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, and (3) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting.  This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the performance criteria have been met (assuming the end of the reporting period is the end of the contingency period).  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sales of certain businesses and investments, an internal restructuring and dividends received that represent a return of capital due to the exclusion of the proceeds from these sales and dividends from cash provided by operating activities.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, restricted stock units and performance-based RSUs.  These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs are included only to the extent the performance criteria have been met (assuming the end of the reporting period is the end of the contingency period).  We view the true cost of stock options, restricted stock units and performance-based RSUs as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS.  Upon the exercise of certain stock options and vesting of restricted stock units and performance-based RSUs, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax-withholding amount from its current funds.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions.  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as content, technology, customer lists, advertiser and supplier relationships, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value.  These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or ongoing costs of doing business.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes.  In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events.  We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on May 5, 2016, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects, strategy and anticipated trends in the industries in which IAC’s businesses operate and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in any of the industries in which IAC’s businesses operate (primarily the online advertising, general advertising and dating industries), our dependence on third parties to drive traffic to our various websites and distribute our products and services in a cost-effective manner, our ability to attract and convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, our ability to build, maintain and/or enhance our various brands, our ability to develop and monetize mobile versions of our various products and services, foreign currency exchange rate fluctuations, changes in industry standards and technology, the integrity and scalability of our systems and infrastructure (and those of third parties), our ability to  protect our systems from cyberattacks, operational and financial risks relating to acquisitions, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release.  IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) is a leading media and Internet company comprised of some of the world’s most recognized brands and products, such as HomeAdvisor, Vimeo, About.com, Dictionary.com, The Daily Beast, Investopedia, and Match Group’s online dating portfolio, which includes Match, OkCupid, Tinder and PlentyOfFish.  The company is headquartered in New York City and has offices worldwide.

Contact Us

IAC Investor Relations

Mark Schneider / Alexandra Caffrey

(212) 314-7400

IAC Corporate Communications

Isabelle Weisman

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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